EXHIBIT 23.1

KPMG LLP 600 de Maisonneuve Blvd. West Suite 1500, Tour KPMG Montréal (Québec) H3A 0A3 Canada	Telephone Fax Internet	(514) 840-2100 (514) 840-2187 www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Acasti Pharma Inc.

We consent to the use of our report dated June 26, 2019, with respect to the statements of financial position as at March 31, 2019 and 2018 of Acasti Pharma Inc., the related statements of earnings and comprehensive loss, changes in equity and cash flows for the years ended March 31, 2019 and 2018 and the thirteen month period ended March 31, 2017, and the related notes, incorporated by reference herein, which report appears in the March 31, 2019 annual report on Form 20-F of Acasti Pharma Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated June 26, 2019 contains an explanatory paragraph that states that Acasti Pharma Inc. has incurred operating losses and negative cash flows from operations since inception and additional funds will be needed in the future for activities necessary to prepare for commercial launch, which indicate that a material uncertainty exists that casts substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that may be necessary if the going concern basis was not appropriate.

Our report dated June 26, 2019 also contains an explanatory paragraph that states that the financial statements of Acasti Pharma Inc. for the twelve-month and one-month periods ended February 28, 2017 and March 31, 2017 respectively are unaudited. Accordingly, we do not express an opinion on them.

/s/ KPMG LLP*

July 15, 2019

Montréal, Canada

*CPA auditor, CA, public accountancy permit No. A122596